EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.755.8996

	Media Contact:	Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Announces New Arrangement with

Swiss Life Group

Chattanooga, Tenn. — December 16, 2003 — UnumProvident Corporation (NYSE: UNM) announced today that its insurance subsidiary in the United Kingdom, Unum Limited, has reached a new arrangement with the Swiss Life Group regarding its UK group risks business. Under the terms of the new proposal, Unum Limited will become responsible for the ongoing administration and management of Swiss Life (UK)’s group income protection claims portfolio, and Swiss Life (UK) will also reinsure this portfolio to Unum Limited. Unum Limited will also become a Multi-National Pooling partner for Swiss Life in the UK.

On August 15, 2003, the companies originally announced an agreement whereby Unum Limited would acquire the group risks business from Swiss Life (UK). This agreement was terminated in light of a referral to the Competition Commission by the Office of Fair Trading. The companies had continued to explore opportunities to work together to meet the needs and expectations of customers and other stakeholders, while taking into account the concerns expressed by the Office of Fair Trading.

The arrangement will be effective January 1, 2004.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and paid US$4.8 billion in total benefits to customers in 2002. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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